                                                                    EXHIBIT 99.1

                                 [CUMULUS LOGO]


                                         For further information please contact:
                                         Lew Dickey            (404) 949-0700 or
                                         Marty Gausvik         (404) 949-0700

For Immediate Release
Friday August 2, 2002


                               CUMULUS MEDIA INC.
              ANNOUNCES REINCORPORATION AS A DELAWARE CORPORATION

         ATLANTA, August 2, 2002 - Cumulus Media Inc. (NASDAQ: CMLS) today announced that the Company has completed its reincorporation from Illinois to Delaware, effective August 1, 2002. The reincorporation, which was approved by the Company's shareholders at the 2002 Annual Meeting of Shareholders on June 14, 2002, is intended to provide the Company with the benefits of the greater predictability and flexibility afforded by Delaware's corporate law. The reincorporation was accomplished by merging the Company into a wholly owned subsidiary that was a Delaware corporation, and converting each share of the Company's capital stock into one share of the capital stock of the Delaware corporation. The reincorporation will have no impact on the operation of the Company's business. Certificates that represent shares of the stock of the Illinois corporation now automatically represent the same number and class or series of shares of stock of the Delaware corporation. The CUSIP numbers assigned to the Company's securities will not change and the shares of Class A Common Stock will continue to be traded on the Nasdaq National Market under the symbol "CMLS."

         Cumulus Media Inc. is the second largest radio company in the United States based on station count. Giving effect to the completion of all announced pending acquisitions and divestitures, Cumulus Media Inc. will own and operate 260 radio stations in 54 mid-size and smaller U.S. media markets.

         For any additional information, or to receive future Company news announcements visit our website at www.cumulus.com or contact Wendy Wise at
(678) 260-6629.